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                                                                   EXHIBIT 10.67

December 6, 1999

Mr. George M. Colin
12345 Main St.
Aliso Viejo, CA 12345

Dear George:

This Agreement summarizes a consulting arrangement between you, ("Colin"), and Applied Data Communications, Inc. a Delaware corporation ("ADC"), covering the period from January 1, 2001 through December 31, 2001. Pursuant to the terms of this Agreement, you are to advise ADC in its financial planning, corporate business focus, personnel requirements and market penetrations. ADC will compensate you at the rate of 12,500 shares per month for services rendered during the term of this Agreement. All shares earned under this Agreement shall be issued as registered common stock, and shall be issued prior to April 15, 2001.

This Agreement shall commence effective January 1, 2000 and, unless earlier terminated in accordance with the provisions of this Agreement, shall continue in full force and effect herein after for a period ending December 31, 2000. In the event of any material breach of any term or provision of this Agreement by either party, the other party may cancel this Agreement by giving thirty (30) day prior written notice thereof; provided, however, that this Agreement shall not terminate at the end of said thirty (30) days notice period if the party in breach has cured said breach to the satisfaction of the other party prior to the expiration of said thirty (30) day period.

You hereby warrant and represent that neither the execution and delivery of this Agreement nor the performance by you of your obligations thereunder will (I) contravene any provision contained in its Articles of Incorporation or By-laws or (ii) violate or result in a breach of or constitute a default under (A) any contract, agreement, commitment, indenture, mortgage, lien, pledge, note, license, permit or other instrument or obligation or (B) any judgment, order, law, rule or regulation or other restriction of any governmental authority, in each case to which you are a party or by which you are bound or to which any of your assets or properties are subject.

Under the terms of this Agreement, you shall be deemed to have the status of an independent contractor, and nothing in this Agreement shall be deemed to place the parties in the relationship of employer-employee, principal-agent, partners, or joint venturers. you shall provide under this Agreement the services of only those personnel who are employees of yours. Personnel supplied by you hereunder are not ADC's employees or agents and you assumes full responsibility for their acts. You shall be solely responsible for the payment of compensation of your employees assigned to perform services hereunder and such employees shall be informed that they are not entitled to the provision of any ADC employee benefits. ADC shall not be
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responsible for the payment of worker's compensation, disability benefits or unemployment insurance or for withholding or paying employment related taxes for any of your employees, which responsibility shall be solely that of you. In the event that any government agency, any court or any other applicable entity determines that the personnel provided by you or any permitted subcontractor or assignee of you hereunder are employees of ADC for any purpose, you agree to indemnify and hold ADC harmless from liabilities, costs and expenses (including, but not limited to, attorneys' fees) associated with the determination. Notwithstanding any other provisions of the Agreement, you may not contract or subcontract any work to be performed hereunder without the express written consent of ADC, any such subcontract or assignment shall include the terms specified by ADC and the assurances and indemnities required to be provided by you pursuant to this Agreement.

Your main contacts at ADC will be Walter J. ("Pat") Kane, President and Barry K. Sugden, Jr., Chief Financial Officer.

Please sign below to indicate your acceptance of this Consulting Agreement.

                              APPLIED DATA COMMUNICATIONS, INC.,
                              a Delaware corporation


Date: 12/6/1999               /s/ Walter J. Kane
                              Water J. ("Pat") Kane, President



AGREED AND ACCEPTED:          George M. Colin

Date: 12/6/99                 /s/ George M. Colin
                              George M. Colin
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                                   AGREEMENT

WHEREAS, Applied Data Communications, Inc. ("ADC" or the "Company") requires additional financing to capitalize on business opportunities, presently available to it, and George M. Colin ("Colin") is willing to provide assistance in facilitating contacts through whom such financing could be made available to ADC,

NOW THEREFORE, ADC and Colin (collectively "Parties"), in exchange for the foregoing and other good and valuable consideration, do hereby agree and covenant as follows:

1. Duties of Colin.
Colin agrees to arrange introductions to sources of potential financing for ADC, through his personal contacts and such other parties ("Business Associates") as he deems appropriate for the purposes indicated herein, and to facilitate negotiations regarding potential financing arrangements, either equity or debt in nature. Parties shall agree, prior to introduction by Colin to ADC of potential financing sources, whether such sources are previously known to ADC, and would be excluded from the terms of this Agreement, for purposes of compensating Colin.

2. Duties of ADC.
ADC agrees to make available 1) information and documentation regarding Company activities, and 2) access to members of its management to discuss Company affairs and plans with potential financing sources arranged by Colin. Such information, documentation and/or meetings with management will be arranged as is mutually convenient to the parties.

3. Compensation.
ADC agrees that should Colin, his Business Associates ("Lenders") or family members elect to provide such financing, as either debt or equity in form, ADC will provide Colin options ("Options") to purchase registered common stock ("Shares") of ADC, at the rate of one Share for every dollar in financing provided by financing sources introduced to ADC by Colin. Such Options to acquire Shares shall carry an exercise price of $.80 per share, and shall have a life of twenty-four months from March 31, 2001. Options granted hereunder, shall be subject to a maximum total of 1.5 million options, regardless of total financing provided.

4. Financing Acceptance.
Acceptance or rejection of financing proposals, whether debt or equity in nature, arising from contacts introduced by Colin to ADC, shall be at the sole discretion of ADC.

5. Non Circumvention.
ADC agrees that it will not circumvent Colin regarding negotiations for financing with parties introduced by Colin to ADC. ADC agrees that it will advise Colin of all discussions held between the Company and sources introduced by Colin, and will notify him promptly of any financial transactions effected. ADC further agrees, that for a period of two years, any subsequent financings it concludes with parties introduced by Colin, will be subject to provisions herein.
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6. Legal and Collection Fees.

ADC agrees to compensate Colin for reasonable legal and collection fees, in the event that legal action is taken by Colin to effect collection of fees and compensation as provided herein, and claims asserted by Colin for such compensation are upheld as provided herein.

7. Modification.
Thee terms of this Agreement shall not be varied, altered or modified except in writing signed by authorized representatives of by ADC and Colin.

8. Jurisdiction, Arbitration.
The provisions of this Agreement are to be construed according to, and are to be governed by the laws of the State of California.

IN WITNESS WHEREOF, Parties acknowledge their agreement with the aforementioned terms and conditions, by their signatures, as indicated below.

Applied Data Communications, Inc.
By: /s/ Walter J. Kane                      By: /s/ George M. Colin
Walter J. "Pat" Kane                        George M. Colin

Its: Chief Executive Officer

3324 South Susan Street
Santa Ana, CA 92704

Date: 3/31/01                               Date: 3/31/2001